Exhibit 99.1
Okta Names Helen Riley to Board of Directors
SAN FRANCISCO – September 18, 2026 – Okta, Inc. (Nasdaq: OKTA), the leading independent identity provider, today announced the appointment of Helen Riley to the Company’s board of directors, effective as of today.
“Helen brings two decades of deep financial and operational experience from her time at companies solving some of the world’s most challenging problems with AI,” said Todd McKinnon, Okta CEO and Co-Founder. “Her perspective will be invaluable as we seize the growing opportunity to secure AI with every agent needing a trusted identity and clear controls over what it can access and do.”
“Okta has been at the forefront of neutral, independent identity for nearly two decades, and its most exciting opportunity is ahead in securing AI. I look forward to joining the board of directors and contributing my experience to a company that is essential to how organizations securely drive innovation while helping people freely use any technology,” said Riley.
Also today, the Company announced that Emilie Choi stepped down from the Board on September 14, 2026.
“We thank Emilie for her service to Okta, and wish her the best on her future endeavors,” added Mr. McKinnon.
About Helen Riley
Helen Riley is the Chief Financial Officer and Chief Operating Officer at X (The Moonshot Factory), a research and development company and subsidiary of Alphabet, Inc. Helen joined X in 2015 as Vice President and Chief Financial Officer before assuming her expanded executive role in 2023. For over two decades, Helen has held various senior leadership positions at Alphabet and its subsidiaries, including in global financial strategy, analytics and sales finance. She more recently served at Google as Senior Finance Director of Global Marketing from 2013 to 2015 and as Finance Director of Global G&A from 2011 to 2013.
An experienced public company director, Helen served on the boards of directors of Eventbrite, Inc., a global live event ticketing platform, from July 2018 to April 2026, and Marqeta, Inc., a digital payment platform, from May 2020 to June 2025. Helen received her Bachelor of Arts and Master of Arts in Philosophy, Politics and Economics from the University of Oxford and a Master of Business Administration from Harvard Business School.
About Okta
Okta, Inc. is The World’s Identity Company™. We secure AI, machine, and human identity so everyone is free to safely use any technology. Our workforce and customer solutions empower businesses and developers to protect their AI agents, users, employees, and partners while driving security, efficiencies, and innovation. Learn why the world’s leading brands trust Okta for authentication, authorization, and more at okta.com.
Investor Contact:
Dave Gennarelli
investor@okta.com
Media Contact:
Eddie McGraw
press@okta.com